Exhibit 14.1

LINENS HOLDING CO. AND LINENS 'N THINGS, INC.
CODE OF ETHICS
FOR CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS

(Adopted to be effective as of July 21, 2006)

        Linens Holding Co. ("Holding") and Linens 'n Things, Inc. ("LNT" and, collectively, the "Company") is committed to conducting our business in accordance with applicable laws, rules, and regulations and the highest standards of business conduct, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics for Chief Executive Officer and Senior Financial Officers (the "Code of Ethics") is applicable to the Company's Chief Executive Officer and Chief Financial Officer and the Company's Controller and other persons performing similar senior financial functions (together, "Senior Officers"), and sets forth specific policies to guide you in the performance of your duties.

        As a Senior Officer, you must not only comply with applicable law, you also must engage in and promote honest and ethical conduct. You must also abide by the Linens 'n Things Code of Business Conduct and Ethics (the "Code of Business Conduct") distributed annually to all members of management, and applicable to all directors, members of management, and employees of the Company and the Company's direct and indirect subsidiaries, and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of ethical business conduct and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

        The Code of Business Conduct is expressly incorporated into this Code of Ethics by reference. To the extent of any conflict between this Code of Ethics and the Code of Business Conduct, the provisions of this Code of Ethics shall control.

Compliance with Laws, Rules, and Regulations and Code of Ethics

        You are required to comply with the laws, rules, and regulations that govern the conduct of our business. If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to the Chief Legal Officer, any member of the Audit Committee of the Board of Directors of Holding and/or LNT (collectively, the "Audit Committee") and/or any director of the Company. No one will be subject to retaliation because of a good faith report of a suspected violation.

        Violations of this Code of Ethics may result in disciplinary action, up to and including discharge or termination of service. The Audit Committee shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code of Ethics.

Conflicts Of Interest

        Your obligation to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement, or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of, the Chief Legal Officer, chairperson of the Audit Committee, and/or the Board of Directors of Holding and/or LNT (collectively, the "Board"), and is otherwise in compliance with the Code of Business Conduct.

Disclosures

        It is Company policy to make full, fair, accurate, timely, and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy and to abide by Company standards, policies, and procedures designed to promote compliance with this policy.

Waivers or Amendments

        There shall be no waiver of any part of this Code of Ethics, except as specifically permitted by this Code of Ethics.

        Any request for a waiver must be submitted in writing and must include a detailed description of the transaction, details, and circumstances for which the waiver is requested. Any request for a waiver made by a Senior Officer must be submitted to the Audit Committee. The determination by the Audit Committee whether or not to grant the waiver shall be final and binding. Generally, the granting of waivers is discouraged.

        A waiver of, or amendment to, this Code of Ethics will be promptly disclosed as required by law, including the rules and regulations promulgated by the SEC.

Administration and Reporting Ethical Violations

        The Board has delegated to the Audit Committee the authority to administer, interpret, and enforce this Code of Ethics. The Audit Committee will review and reassess the adequacy of this Code of Ethics annually and recommend any proposed changes to the Board.

        Senior Officers must consult with the Audit Committee (1) about observed illegal or unethical behavior and/or violations of this Code of Ethics, (2) about observed accounting or auditing concerns, or (3) when in doubt about the best course of action in a particular situation.

No Rights Created

        This Code of Ethics is a statement of certain fundamental principles, policies, and procedures that govern the Senior Officers in the conduct of the Company's business. It is not intended to and does not create any rights for any employee, customer, supplier, vendor, manufacturer, contractors, competitor, stockholder, or any other third party.

CERTIFICATION OF COMPLIANCE

        I have read the attached Linens Holding Co. and Linens 'n Things, Inc. Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Linens 'n Things Code of Business Conduct and Ethics. I have familiarized myself with all policies and procedures contained therein.

        I hereby certify that I am in compliance with all provisions of the Code of Ethics and the Code of Business Conduct and Ethics except for the following matters (if none, state "none"):

        I further certify that, I have provided written disclosure of all matters that must be disclosed.

Senior Officer Signature
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Printed Name
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